EXHIBIT 99.1

FPB Bancorp, Inc. Reports Third Quarter Results

PORT ST. LUCIE, Florida, October 25th  – FPB Bancorp, Inc. (NASDAQ symbol:  FPBI), a Florida bank holding company whose subsidiary is First Peoples Bank, announced today third quarter net earnings of $32,000 or $.02 per basic and diluted earnings per share, compared to $198,000 or $.10 per basic and diluted earnings per share for the third quarter of 2006.

Net earnings for the nine months ended September 30, 2007 were $155,000 or $.08 per basic and diluted earnings per share, as compared to $496,000 or $.26 per basic and $.25 per diluted earnings per share for the nine months ended September 30, 2006.

President & C.E.O., David W. Skiles, stated, “The reduction in our net earnings for 2007 over 2006 is a direct result of an increase in overhead expense attributable to our branch development, as well as an increase in the provision for loan losses, due to increases in our loan volume and in additional loans classified as impaired, resulting from the softening of the economy.  Management believes that due to the collateral value of these loans, no material losses will be incurred above the amounts specifically reserved in the allowance for loan loss.”

“The strain on operating earnings due to personnel and other overhead expenses associated with the construction and preparation of the new offices, plus the cost of opening our Operations Center in Jensen Beach, Florida, was predicted, and is a result of our continued growth and expansion,” said Mr. Skiles.  “To help mitigate the lower earnings in 2007, management has taken immediate steps to reduce internal overhead wherever possible.”

Mr. Skiles concluded by saying, “The board is committed to increasing the franchise value of the Company, through adding additional offices in St. Lucie and Martin Counties to provide greater access to our services, and allow us to reach a broader base of community individuals and businesses.”

The Company’s fifth branch on Martin Downs Boulevard, in Palm City, Florida, is expected to open in the fourth quarter of 2007, and a sixth branch on Gatlin Boulevard, Port St. Lucie, Florida, is anticipated to open in the first quarter of 2008.

FPB Bancorp, Inc. is a one bank holding company located in Port St. Lucie, Florida. FPB Bancorp, Inc.’s sole subsidiary is First Peoples Bank, which has four full-service branches located in Port St. Lucie, Fort Pierce, Stuart, and Vero Beach, Florida.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of FPB Bancorp, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect FPB Bancorp, Inc.’s financial performance and could cause actual results for fiscal 2007 and beyond to differ materially from those expressed or implied in such forward-looking statements. FPB Bancorp, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

For further information regarding FPB Bancorp, Inc., please read the FPB Bancorp, Inc. reports filed with the Securities Exchange Commission and available at www.sec.gov or at its website at http://www.1stpeoplesbank.com.

For more information, contact:	Nancy E. Aumack
Chief Financial Officer
(772) 225-5930

FPB BANCORP, INC.
1301 South Port St. Lucie Blvd., Port St. Lucie, Florida 34952